Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
     November 13, 2006
SAI Deferred Compensation Holdings, Inc.,
     70 Pine Street,
          New York, New York 10270.
Ladies and Gentlemen:
               In connection with the registration under the Securities Act of 1933 (the “Act”) of $200,000,000 aggregate amount of deferred compensation obligations (the “Obligations”) of SAI Deferred Compensation Holdings, Inc., a Delaware corporation (the “Company”), guaranteed as to payment by American International Group, Inc. (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
               Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Obligations are issued in accordance with the Amended and Restated Registered Representatives’ Deferred Compensation Plan, effective October 31, 2006 (the “Plan”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
                The foregoing opinion is limited to the laws of the State of California and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
               We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, an assumption we have not independently verified.

SAI Deferred Compensation Holdings, Inc.	-2-
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/S/ Sullivan & Cromwell LLP